EXHIBIT 2.2

                               FIRST AMENDMENT TO
                  SHARE EXCHANGE AGREEMENT DATED JUNE 14, 2001

                              Date: August 15, 2001

         WHEREAS, ECOS Group, Inc., a Florida corporation (the "Company"), Third Millennium Telecommunications, Inc., a New Jersey corporation ("TMTI"), each of the shareholders of TMTI (the "Sellers"), and the individuals listed on Schedule I attached thereto (collectively referred to herein as "EE&G Management") are parties to that certain Share Exchange Agreement dated as of June 14, 2001 (the "Share Exchange Agreement"); and

         WHEREAS, the Parties wish to modify the terms of Section 6.1 of Article VI of the Share Exchange Agreement to require the repayment by TMTI of a certain contingent obligation prior to the release of the Held Back Shares;

         IN CONSIDERATION OF the foregoing premises, and other good and valuable consideration, the parties agree that the terms of Section 6.1 of Article VI of the Share Exchange Agreement shall be amended to read as follows:

         6.1 PERFORMANCE EARN-OUT. At the Closing, the Company shall issue to the Sellers a total of 35,000,000 shares of Common Stock (on post-Reverse Split basis) (the "Held Back Shares") in the names of the Sellers in such amounts as are set forth on Schedule II. The Held Back Shares will be held by the Company in escrow until TMTI achieves the Performance Threshold (as defined below). At such time as TMTI has achieved (i) at least $3,000,000 in revenues, and (ii) net pre-tax income of at least $150,000 plus the then remaining unpaid balance of TMTI's contingent obligation to MCI WorldCom as described in Note 7 to the December 31, 2000 audited financial statements of TMTI (the "MCI Claim"), over a trailing three month period beginning after the Closing Date (the "Performance Threshold"), the Company shall deliver the Held Back Shares to the Sellers. (For example, if it is determined that the remaining unpaid balance of the MCI Claim at the end of a quarter is $500,000, then the Performance Threshold as of the end of such quarter is $3,000,000 in revenues and $650,000 in net pre-tax income. If, instead, the remaining unpaid balance of the MCI Claim had been $150,000, the Performance Threshold as of the end of such quarter would have been $3,000,000 in revenues and $300,000 in net pre-tax income). The Parties understand and agree that the amount of the MCI claim shall be written off as an expense for the period(s) prior to the Closing under this Agreement.

The determination of whether the Performance Threshold has been achieved shall be determined in accordance with generally accepted accounting principles, applied on a basis consistent throughout all applicable periods, shall be reviewed and ratified by the Company's independent accountants, and shall be certified in writing by the Company's Chief Executive Officer. If the Performance Threshold is not achieved within three (3) years after the Closing Date, the Held Back Shares will be cancelled and shall not be delivered to the Sellers. Until the Performance Threshold is achieved, no cash dividends shall be payable with respect to the Held Back Shares, and the Held Back Shares shall not be entitled to vote on any matter presented for a vote of the shareholders of the Company

Exhibit 2.2                            1

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         IN WITNESS WHEREOF, each of the parties hereto has executed this First
Amendment to Share Exchange Agreement as of the date first set forth above.


ECOS GROUP, INC.                                     EE&G MANAGEMENT:


By:  /s/ Charles Evans                               /s/ Charles Evans
   -----------------------------------------         ---------------------------
Name:    Charles Evans                                   Charles Evans
Title:   President
                                                     /s/ Timothy R. Gipe
                                                     ---------------------------
                                                         Timothy R. Gipe

THIRD MILLENNIUM                                     /s/ David Reed
                                                     ---------------------------
TELECOMMUNICATIONS, INC. ("TMTI")                        David Reed

                                                     /s/ Craig Clevenger
                                                     ---------------------------
By:  /s/ Michael Galkin                                  Craig Clevenger
     ---------------------------------------
Name:    Michael Galkin
Title:   President                                   /s/ Jay Sall
                                                     ---------------------------
                                                         Jay Sall

SELLERS:                                             /s/ Mark Skweres
                                                     ---------------------------
                                                         Mark Skweres

/s/ Michael Galkin                                   /s/ Richard Grupenhoff
--------------------------------------------         ---------------------------
Michael Galkin                                       Richard Grupenhoff

/s/ Robert Menaker                                   /s/ Daniel Cottrell
--------------------------------------------         ---------------------------
Robert Menaker                                       Daniel Cottrell

/s/ Ed Galkin                                        /s/ Donald Schambach
--------------------------------------------         ---------------------------
Ed Galkin                                            Donald Schambach

/s/ Ken Falk
--------------------------------------------
Ken Falk

/s/ Aspen Ridge Corp
--------------------------------------------
Aspen Ridge Corp

/s/ Solutions.com
--------------------------------------------
Solutions.com

/s/ Tiffany Ann Valo
--------------------------------------------
Tiffany Ann Valo

/s/ Tiffany Valo Trust II
--------------------------------------------
Tiffany Valo Trust II





Exhibit 2.2                          2